Exhibit 99.2

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com www.orasure.com

OraSure Technologies Announces 2008 Third Quarter Results

BETHLEHEM, PA – November 5, 2008 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ:OSUR), a market leader in oral fluid diagnostics, today announced quarterly revenues of $16.9 million for the three months ended September 30, 2008, compared to $21.4 million in revenues for the three months ended September 30, 2007. Sales of the Company’s OraQuick ADVANCE® rapid HIV-1/2 antibody test increased 18% for the third quarter 2008. This increase was offset primarily by an expected decrease in sales of the Company’s over-the-counter (“OTC”) cryosurgical products.

The Company’s net loss was $1.8 million, or $0.04 per share for the third quarter of 2008, compared to net income of $4,000 and break-even earnings per share for the third quarter of 2007. This decrease was primarily caused by reduced sales in the current quarter.

“Sales of our OraQuick ADVANCE® rapid HIV test were strong during the current quarter, and we have taken steps to drive stronger sales performance in our other product lines,” said Douglas A. Michels, President and CEO of OraSure Technologies. “As previously announced, we are terminating our distribution agreement with Abbott Laboratories and will begin selling OraQuick ADVANCE® directly to U.S. hospitals in 2009. We expect our OraQuick® business will continue to grow with the transition to this direct sales model. We also continue to make great progress against our strategic objectives, the most significant of which was the recent submission of a pre-market approval application to the FDA for our OraQuick® HCV test.”

For the nine months ended September 30, 2008, the Company recorded revenues of $53.9 million, a decrease of 14% when compared to revenues of $62.9 million for the nine months ended September 30, 2007. The Company recorded a net loss of $2.0 million or $0.04 per share, for the nine months ended September 30, 2008, compared to net income of $2.4 million, or $0.05 per share on a fully-diluted basis, for the nine months ended September 30, 2007.

Gross margin in both the third quarter and the nine months ended September 30, 2008 was 58% compared with 60% in the third quarter of 2007 and 62% in the nine months ended September 30, 2007. Margins in the current periods were primarily impacted by an unfavorable product mix.

Operating expenses for the third quarter of 2008 decreased $670,000 to $13.1 million, from $13.7 million in the comparable period in 2007 primarily due to lower legal costs in the current three-month period. Operating expenses for the nine months ended September 30, 2008 were $41.7 million, compared to $38.5 million for the comparable period in 2007. The increase in year-to-date operating expenses is attributable to higher research and development costs associated with the Company’s OraQuick® HIV OTC and OraQuick® HCV clinical development programs, partially offset by a decline in general and administrative expenses largely due to decreased legal costs.

Cash, cash equivalents and short-term investments were $85.4 million and working capital was $99.5 million at September 30, 2008, compared to $95.6 million and $105.6 million, respectively, at December 31, 2007. Cash flow used in operating activities for the nine months ended September 30, 2008 was $3.7 million compared to $7.8 million provided by operations for the comparable period in 2007. During the third quarter of 2008, the Company purchased $3.1 million of stock under its previously announced stock repurchase plan.

Fourth Quarter and Full Year 2008 Outlook

The Company expects revenues of $16.0 to $16.5 million in the fourth quarter of 2008 with a loss per share of approximately $0.10. Included in the loss per share are charges associated with the transition of hospital and other business under the agreement with Abbott Laboratories and a $1.0 million charge associated with a milestone payment related to the filing of a pre-market approval application with the FDA for the Company’s OraQuick® HCV test.

Financial Data

	Condensed Financial Data (In thousands, except per-share data and percentages)
	Unaudited
	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Results of Operations
Revenues	$16,860	$21,415	$53,895	$62,877
Cost of products sold	7,145	8,647	22,393	24,122

Gross profit	9,715	12,768	31,502	38,755

Operating expenses:
Research and development	4,167	3,672	14,864	9,896
Sales and marketing	5,327	4,979	15,505	14,999
General and administrative	3,562	5,074	11,293	13,637

Total operating expenses	13,056	13,725	41,662	38,532

Operating income (loss)	(3,341)	(957)	(10,160)	223
Other income, net	588	1,085	7,078	4,443
Income tax provision (benefit)	(991)	124	(1,079)	2,221

Net income (loss)	$(1,762)	$4	$(2,003)	$2,445

Earnings (loss) per share:
Basic and Diluted	$(0.04)	$—	$(0.04)	$0.05

Weighted average shares:
Basic	46,692	46,341	46,774	46,393

Diluted	46,692	46,988	46,774	46,893

	Three months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2008	2007		2008	2007
Market Revenues
Infectious disease testing	$9,743	$8,233	18%	58%	38%
Substance abuse testing	3,581	4,070	(12)	21	19
Cryosurgical systems	1,671	6,738	(75)	10	31
Insurance risk assessment	1,163	1,620	(28)	7	8

Product revenues	16,158	20,661	(22)	96	96
Licensing and product development	702	754	(7)	4	4

Total revenues	$16,860	$21,415	(21)%	100%	100%

	Nine months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2008	2007		2008	2007
Market Revenues
Infectious disease testing	$29,260	$26,350	11%	54%	42%
Substance abuse testing	10,554	12,396	(15)	20	20
Cryosurgical systems	7,726	18,190	(58)	14	29
Insurance risk assessment	4,395	3,859	14	8	6

Product revenues	51,935	60,795	(15)	96	97
Licensing and product development	1,960	2,082	(6)	4	3

Total revenues	$53,895	$62,877	(14)%	100%	100%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2008	2007		2008	2007
OraQuick® Revenues
Direct to U.S. Public Health	$6,147	$4,492	37%	$19,263	$14,339	34%
Abbott	1,799	2,159	(17)	5,489	6,087	(10)
SAMHSA/CDC	10	30	(67)	10	1,464	(99)
International	957	850	13	2,303	2,110	9

Total OraQuick® revenues	$8,913	$7,531	18%	$27,065	$24,000	13%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2008	2007		2008	2007
Intercept® Revenues
Workplace testing	$1,193	$1,845	(35)%	$3,480	$5,368	(35)%
Criminal Justice	637	641	(1)	1,965	1,948	1
International	481	525	(8)	1,570	1,757	(11)
Direct	303	273	11	904	739	22

Total Intercept® revenues	$2,614	$3,284	(20)%	$7,919	$9,812	(19)%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2008	2007		2008	2007
Cryosurgical Systems Revenues
Professional domestic	$903	$1,028	(12)%	$2,942	$3,441	(15)%
Professional international	401	574	(30)	1,802	1,551	16
OTC domestic	—	2,453	(100)	—	5,587	(100)
OTC international	367	2,683	(86)	2,982	7,611	(61)

Total cryosurgical systems revenues	$1,671	$6,738	(75)%	$7,726	$18,190	(58)%

	Unaudited
	September 30, 2008	December 31, 2007
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$85,382	$95,566
Accounts receivable, net	12,381	11,296
Inventories	10,238	9,410
Current portion of deferred income taxes	2,676	5,061
Other current assets	1,193	2,456
Property and equipment, net	21,373	20,911
Deferred income taxes	21,108	17,266
Other non-current assets	4,668	5,387

Total assets	$159,019	$167,353

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$558	$557
Accounts payable	2,534	5,616
Accrued expenses	9,228	11,995
Long-term debt	8,441	8,818
Other liabilities	11	312
Stockholders’ equity	138,247	140,055

Total liabilities and stockholders’ equity	$159,019	$167,353

	As of September 30,
	2008	2007
Additional Financial Data
Capital expenditures	$1,949	$4,281
Depreciation and amortization	$2,122	$1,997
Purchase and retirement of common stock	$3,052	—
Accounts receivable – days sales outstanding	63 days	52 days

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s 2008 third quarter financial results, business developments and the Company’s 2008 fourth quarter outlook, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Operating Officer and Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference 69750537 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 11, 2008, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #69750537.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, expenses, net income, earnings/loss per share and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; impact of replacing distributors; inventory levels at distributors and other customers; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including changes in international funding sources; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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